Exhibit 10.16

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made and entered into by and between Huron Consulting Group, Inc., its subsidiaries (including Huron Consulting Services LLC), predecessors, successors, affiliates, directors, officers, fiduciaries, insurers, employees and agents (jointly, the “Company”) and Natalia Delgado (including herself, her heirs and assigns, jointly, “Executive”).

WHEREAS, the Executive and the Company have entered into that certain Amended and Restated Senior Management Agreement, dated January 1, 2010 (the “SMA”);

WHEREAS, the Executive and the Company desire to settle fully and amicably all issues between them, including, but not limited to, any issues arising out of Executive’s employment with the Company and the termination of that employment;

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the Executive and the Company (sometimes hereafter referred to as the “Parties”), intending to be legally bound, agree as follows:

Section 1. Termination of Employment. The Executive’s employment with the Company shall terminate effective as of the close of business on December 31, 2011 (the “Termination Date”). The Company shall continue Executive’s current base salary, less applicable tax withholdings, and current welfare benefits (or as the applicable plans may be amended) through the Termination Date. During this period of time, Executive shall perform the duties and responsibilities as may be assigned by the Chairman of the Company’s Board of Directors.

Section 2. Separation Benefits. Provided Executive’s employment is not terminated by the Company for Cause (as defined in the SMA), or voluntarily by Executive, prior to the Termination Date, then as of the Termination Date, Executive shall become entitled to the following:

(a) Executive’s separation from employment will be reflected in the Company’s personnel records as a retirement;

(b) All outstanding equity awards held by Executive, under the terms of the 2004 Omnibus Stock Plan, shall be treated as if vested, as set forth on Exhibit A hereto. Any equity awards still unvested after the Termination Date under this calculation are forfeited. The benefits provided hereunder shall be treated as wages and subject to all applicable taxes and other payroll deductions required by law.

Section 3. Termination of SMA. As of the Termination Date, the SMA shall terminate in its entirety and, except as provided herein, the Parties shall have no rights or obligations thereunder. In particular, Executive is not to receive any of the benefits described in Section 5 of the January 1, 2010 Amended and Restated Senior Management Agreement by and between Huron Consulting Group Inc. and Natalia Delgado, except as specifically provided herein.

Section 4. Termination of Benefits. Except as provided in Section 2 above, Executive’s participation in all employee benefit (pension and welfare) and compensation plans will cease as of the Termination Date. However, nothing contained herein shall limit or otherwise impair Executive’s right to receive pension or similar benefit payments which are vested as of the Termination Date under any applicable tax qualified retirement or pension plan or other tax qualified or non-qualified benefit plans, pursuant to the terms and conditions of the applicable plan.

Section 5. General Release. In exchange for the benefits set forth in this Agreement, Executive is waiving and releasing all known or unknown rights, claims and causes of action Executive has or may have, as of the day Executive signs this Agreement, against the Company arising out of or relating to Executive’s employment, including Executive’s separation from employment. The claims Executive is releasing include, but are not limited to, any and all allegations that the Company:

(a) has discriminated or retaliated against Executive on the basis of age, race, color, sex (including sexual harassment and pregnancy), national origin, ancestry, disability (including the Americans With Disabilities Act), religion, sexual orientation, gender identity and expression, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders; or

(b) has violated the Fair Labor Standards Act, the Family Medical Leave Act, the Employee Retirement Income Security Act, the Workers Adjustment and Retraining Act, the National Labor Relations Act, the Labor-Management Relations Act, Sarbanes-Oxley, the Uniformed Services Employment and Reemployment Rights Act, the Lily Ledbetter Fair Pay Act of 2009, the Genetic Information Nondiscrimination Act, and all other federal, state or local laws; or

(c) has violated its personnel policies, procedures, handbooks, any covenant of good faith and fair dealing, or any express or implied contract of any kind (including the SMA); or

(d) has violated public policy, statutory or common law, including claims for: personal injury; breach of fiduciary duty; invasion of privacy; retaliatory discharge; negligent hiring, retention or supervision; defamation; fraud; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; whistleblowing; detrimental reliance; loss of consortium to Executive or any member of Executive’s family; and/or promissory estoppel; or

(e) is in any way obligated for any reason, except as provided herein, to pay Executive salary, compensation, benefits, commissions, bonuses, severance benefits, vacation, paid time off, stock grants (including grants under the 2004 Omnibus Stock Plan), stock options, stock units, other stock-related benefits, profit-sharing, damages, expenses, litigation costs (including attorneys’ fees), back pay, front pay, disability or welfare or retirement benefits (other than any accrued pension benefits), compensatory damages, punitive damages, and/or interest.

Section 6. Exclusions From General Release. Excluded from the General Release above are any claims or rights which cannot be waived by law. Also excluded from the General Release above are: (a) Executive’s right to file a charge with an administrative agency, including the Equal Employment Opportunity Commission, or participate in any agency investigation or proceeding (Executive is, however, waiving Executive’s right to recover any money in connection with such a charge or investigation and any right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal, state or local agency); (b) Executive’s vested rights, as of December 31, 2011, under the terms of any retirement plan in which Executive is a participant and the 2004 Omnibus Stock Plan, (c) rights under this Agreement; and (d) any right to indemnification under any indemnification agreement between Executive and the Company, applicable Directors and Officers insurance policy or the by-laws or articles of incorporation of the Company or any affiliated entities, as may be applicable.

Section 7. Covenant Not To Sue. A “covenant not to sue” is a legal term which means Executive promises not to file a lawsuit in court. It is different from the General Release of claims set forth above. Besides waiving and releasing the claims covered by the General Release, Executive further agrees never to sue the Company in any forum for any reason, including but not limited to claims, laws or theories covered by the General Release. Notwithstanding this Covenant Not To Sue, Executive may bring a claim against the Company to enforce this Agreement, to challenge the validity of this Agreement under the Age Discrimination In Employment Act or any claim that arises after the execution of this Agreement. If Executive sues the Company in violation of this Agreement: (a) Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit; and (b) the Company shall be excused from making or continuing any further payments otherwise owed to Executive under this Agreement.

Section 8. Confidentiality. Executive agrees to keep all terms of this Agreement confidential, including but not limited to the fact and value of the benefits set forth in this Agreement, except that Executive may make necessary disclosures to Executive’s spouse, attorney(s), tax advisor(s) or as may be required by law. Executive may also disclose to a prospective or actual employer the post-termination covenants set forth in this Agreement.

The benefits set forth in this Agreement are contingent on Executive keeping the confidentiality promise contained in this paragraph. Executive also acknowledges the Company’s right to enforce this confidentiality provision in any court of competent jurisdiction. Executive further agrees that if Executive breaches this confidentiality provision, the Company will be irreparably harmed as a matter of law and will be entitled to immediate injunctive relief, plus its reasonable attorneys’ fees incurred in enforcing this provision.

Section 9. Resignation Of Employment And No Future Employment. Effective December 31, 2011, Executive shall resign Executive’s employment with the Company due to retirement including the positions of Senior Counsel and Corporate Secretary. This Agreement shall serve as Executive’s resignation from employment, and from those positions or any others which may be assigned to Executive, effective December 31, 2011.

Section 10. Cooperation. In connection with claims, disputes, negotiations, investigations or lawsuits involving the Company, Executive shall provide the Company with any information or reasonable assistance as may be reasonably requested by the Company. In particular, Executive agrees to provide the Employer with truthful certifications and representations in connection with any financial reporting or other matters as may be requested by the Company. The Company agrees to reimburse all reasonable expenses incurred by Executive in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Company and are documented in a manner consistent with expense reporting policies of the Company as may be in effect from time to time. In the event the Company requests any such continued assistance from Executive with respect to any ongoing SEC investigations, actions, negotiations or otherwise, such assistance shall only be provided pursuant a mutually agreed upon consulting agreement.

Section 11. Company Equipment and System Access. For six months Executive shall continue to be provided a laptop computer, BlackBerry (or similar device) and access to the Company’s OWA email website. The blackberry will be cleared of all information and, as of January 31, 2012, the lap top will either be cleared of all information or the Company will provide a replacement hard drive. The Company will assist Executive in the retrieval and return of Executive’s personal documents. If Executive enters into mutually agreeable consulting agreement as referred to in Section 10, the Company will provide Executive with access to Company records in order to provide the services contemplated therein.

Section 12. Post-Termination Covenants. Sections 6 (Restrictive Covenants and Agreements), 7 (Ownership of Intellectual Property), 9.1 (Non-Exclusive Remedy for Restrictive Covenants) and 9.3 (Prevailing Party) of the SMA shall remain in full force and effect for the periods set forth therein. Furthermore, in addition to all remedies available under this Agreement or under law, Executive agrees that if Executive breaches the obligations in this Section 11 of this Agreement, the Company shall have the right to discontinue and not provide any outstanding pay and/or benefits that Executive would otherwise not have been eligible to receive but for this Agreement, and Executive shall be obligated to repay to the Company the full amount of such pay and benefits already received under this Agreement.

Section 13. Non-Admissions. The fact and terms of this Agreement are not an admission by either Party of liability or other wrongdoing under any law.

Section 14. Additional Executive Acknowledgments. Executive also agrees that:

(a) Executive is entering into this Agreement knowingly, voluntarily and with full knowledge of its significance;

(b) Executive has not been coerced, threatened or intimidated into signing this Agreement;

(c) Executive is competent as a matter of law to enter into this Agreement;

(d) Executive has read and reviewed this Agreement carefully and fully understand this Agreement, including that Executive is waiving and releasing all claims under federal, state and local laws (including discrimination laws based on age, race, sex and other protected characteristics or conduct);

(e) Executive is fully understands that the General Release does not waive rights or claims that may arise after the date this Agreement is executed;

(f) Executive has been given a period of at least twenty one (21) days within which to consider this Agreement;

(g) Executive has been advised in writing to consult with an attorney before signing this Agreement; and

(h) The consideration which Executive is receiving in this Agreement is in addition to anything of value to which Executive is already entitled.

Section 15. Severability. If any part of this Agreement is found to be invalid, the rest of the Agreement will be enforceable.

Section 16. Notices. Any notice required by this Agreement shall be provided as follows:

To:	Natalia Delgado 2828 Broadway Apt 10C New York, NY 10025	To:	James H. Roth Chief Executive Officer Huron Consulting Group Inc. 550 W. Van Buren Chicago, IL 60607

Section 17. Complete Agreement. This is the entire Agreement between Executive and the Company regarding the separation of Executive’s employment with the Company and resolves all matters, claims and disputes between Executive and the Company. Other than what is provided in this Agreement, Executive is not entitled to receive any other benefits, the Company is not obligated to provide any other benefits, and Executive has not relied on any representation by the Company, oral or written, in executing this Agreement.

Section 18. Effective Date. Executive has seven (7) days after Executive executes this Agreement to revoke this Agreement. This Agreement shall become effective and enforceable on the eighth (8th) day after Executive signs this Agreement if Executive does not revoke it before then.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates set forth below.

NATALIA DELGADO	HURON CONSULTING GROUP INC.

/s/ Natalia Delgado	BY: /s/ John McCartney

TITLE: Chairman

DATE December 22, 2011	DATE December 22, 2011

Exhibit A

Natalia Delgado-Accelerated Vesting Schedule-Based on 12-31-2011 Pro Ration (Per RSA Agreement Terms)

		A		B	C	D	E	F	G	H	I	J	K
										(G/F)	(B)	(Hx1)	(I-H)
Grant Award Tranches Still Subject to Vesting		Total Shares in Grant		Total Shares in Unvested Tranche	Last Vest Date	Vest Date	Termination Date	Total Days Worked Since Last Vesting (“Service Number”)	Denominator Per Agreement Terms	Pro Rata Ratio	Unvested Shares Subject to pro Ration	Shares Vested (rounded)	Shares Forfeited
Grant 3/1/2008 Tranche 4	RSA	5,000		1,250	3/1/2011	3/1/2012	12/31/2011	305	365	0.835616	1,250	1,045.00	205.00
Grant 3/1/2009 Tranche 3	RSA	6,380		1,595	3/1/2011	3/1/2012	12/31/2011	305	365	0.835616	1,595	1,333.00	262.00
Grant 3/1/2009 Tranche 4	RSA	6,380		1,595	3/1/2011	3/1/2013	12/31/2011	305	730	0.417808	1,595	666.00	929.00
Grant 1/11/2010 Tranche 2	RSA	10,553		2,638	1/11/2011	1/11/2012	12/31/2011	354	365	0.969863	2,638	2,558.00	80.00
Grant 1/11/2010 Tranche 3	RSA	10,553		2,638	1/11/2011	1/11/2013	12/31/2011	354	730	0.484932	2,638	1,279.00	1,359.00
Grant 1/11/2010 Tranche 4	RSA	10,553		2,638	1/11/2011	1/11/2014	12/31/2011	354	1,095	0.323288	2,638	853.00	1,785.00
Grant 2/18/2010 Tranche 1	PSU	8,298	*	5,532	1/1/2011	12/31/2012	12/31/2011	364	730	0.498630	5,532	2,758.00	2,774.00
Totals											17,886.00	10,492.00	7,394.00

*	Earned PSUs -2/3subject to vesting 12/31/2012

Original PSU grant had a target of 20,956 shares. 39.6% were earned bassed on 12-31-2010 results.

20,956.00	39.6%	8,298.58	(8,298 used in proxy statement)
		2,766.00	Shown as vested in proxy statement
		5,532.58	Subject to continued vesting